Exhibit 5.1

John Hancock Tower, 20th Floor
200 Clarendon Street
Boston, Massachusetts 02116
Tel: +1.617.948.6000 Fax: +1.617.948.6001
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Boston	New York
	Brussels	Orange County
July 2, 2012	Chicago	Paris
	Doha	Riyadh
A123 Systems, Inc.	Dubai	Rome
200 West Street	Frankfurt	San Diego
Waltham, Massachusetts 02451	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Re:   Registration Statement on Form S-3; 250,397,531 shares of common stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as special counsel to A123 Systems, Inc., a Delaware corporation (the “Company”), in connection with the proposed resale from time to time of up to 250,397,531  shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), by the selling stockholders listed on Schedule I hereto (the “Selling Stockholders”) issuable upon the conversion of the notes (the “Notes”) and exercise of the warrants (the “Warrants”) issued by the Company to the Selling Stockholders on May 24, 2012, including conversion in connection with monthly principal payments on the Notes or payment of interest on the Notes. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 2, 2012 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus contained therein, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issue of the Shares has been duly authorized by all necessary corporate action of the Company, and when the Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Selling Stockholders, and have been issued by the Company upon conversion of the Notes, to pay interest on the Notes or upon exercise of the Warrants, in the circumstances contemplated by the Notes and Warrants, as applicable, the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

SCHEDULE I

Selling Stockholders

Hudson Bay Master Fund Ltd.

J.P. Morgan Omni SPC, Ltd.

Tenor Special Situation Fund, L.P.

Parsoon Special Situation Ltd.

Tenor Opportunity Master Fund, Ltd.

Aria Opportunity Fund, Ltd.